Exhibit 8.1

SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP

525 UNIVERSITY AVENUE PALO ALTO, CALIFORNIA 94301 _________ TEL: (650) 470-4500 FAX: (650) 470-4570 www.skadden.com

FIRM/AFFILIATE

OFFICES

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BOSTON

HOUSTON

LOS ANGELES

NEW YORK

WASHINGTON, D.C.

WILMINGTON

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ABU DHABI

BEIJING

BRUSSELS

FRANKFURT

HONG KONG

LONDON

MUNICH

PARIS

SÃO PAULO

SEOUL

SINGAPORE

TOKYO

TORONTO

  , 2025

ServiceNow, Inc.

2225 Lawson Lane

Santa Clara, California 95054

RE: United States Federal Income Tax Consequences

Ladies and Gentlemen:

We have acted as counsel to ServiceNow, Inc., a Delaware corporation (“Parent”), in connection with the Agreement and Plan of Merger, dated as of March 9, 2025 (the “Merger Agreement”), by and among (i) Parent, (ii) Moveworks, Inc., a Delaware corporation (“Company”), (iii) Mavericks Merger Sub, Inc., a Delaware corporation and a direct wholly-owned Subsidiary of Parent, (iv) Mavericks Merger Sub, LLC, a Delaware limited liability company and a direct wholly-owned Subsidiary of Parent, and (v) Fortis Advisors LLC, a Delaware limited liability company. This opinion is being delivered in connection with the Registration Statement (File No. [•]) on Form S-4 originally filed on April 23, 2025 with the Securities and Exchange Commission, as amended and supplemented through the date hereof (the “Registration Statement”). Capitalized terms used herein but not defined shall have the meanings set forth in the Merger Agreement.

In rendering the opinion set forth below, we have examined and relied upon, without independent investigation or verification, the accuracy and completeness of the facts, information, representations, covenants and agreements contained in originals or copies, certified or otherwise identified to our satisfaction, of (i) the Merger Agreement, (ii) the Registration Statement, and (iii) such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below. We have assumed that the transactions contemplated by the foregoing documents have been or will be consummated in accordance with the operative documents and that such documents accurately reflect the material facts of such transactions.

In addition, we have relied upon the accuracy and completeness of certain statements, representations, covenants and agreements made by Parent and Company, including the accuracy and completeness of all representations and covenants set forth in certificates dated as of the date hereof from an officer of each of Parent and Company (the “Tax Certificates”), and we have assumed that the Tax Certificates will be re-executed in substantially the same form by appropriate officers and that we will render our opinion pursuant to Section 6.3(f) of the Merger Agreement, each on the Closing Date. For purposes of rendering our opinion, we have assumed that such statements, representations, covenants and agreements are, and will continue to be, true and correct without regard to any qualification as to knowledge or belief. Our opinion assumes and is expressly conditioned on, among other things, the initial and continuing accuracy and completeness of the facts, information, representations, covenants and agreements set forth in the documents referred to above (including, without limitation, the Merger Agreement) and the statements, representations, covenants and agreements made by Parent and Company, including those set forth in the Tax Certificates.

For purposes of our opinion, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, photostatic or electronic copies, and the authenticity of the originals of such latter documents. We have assumed that such documents, certificates, and records are duly authorized, valid, and enforceable. In making our examination of documents, we have assumed that the parties thereto had the power, corporate or otherwise, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or otherwise, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties.

Our opinion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, judicial decisions, published positions of the Internal Revenue Service (the “Service”), and such other authorities as we have considered relevant, all as in effect on the date of this opinion and all of which are subject to change or differing interpretations, possibly with retroactive effect. A change in the authorities upon which our opinion is based could affect the conclusions expressed herein. Moreover, there can be no assurance that our opinion will be accepted by the Service or, if challenged, by a court.

Based upon the foregoing and subject to the assumptions, exceptions, limitations and qualifications set forth herein and in the Registration Statement under the heading “U.S. Federal Income Tax Consequences of the Mergers”, we are of the opinion that, for United States federal income tax purposes, the First Merger and the Second Merger, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, with the U.S. federal income tax consequences to U.S. Holders (as defined in the Registration Statement) of Moveworks Capital Stock as described under “—Tax Consequences of the Mergers” in the Registration Statement.

Except as expressly set forth above, we express no other opinion. This opinion has been prepared in connection with the Registration Statement and may not be relied upon for any other purpose without our prior written consent.

This opinion is being delivered prior to the consummation of the Mergers and therefore is prospective and dependent on future events. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments, any factual matters arising subsequent to the date hereof, or the impact of any information, document, certificate, record, statement, representation, covenant, or assumption relied upon herein that becomes incorrect or untrue.

In accordance with the requirements of Item 601(b)(23) of Regulation S-K under the Securities Act, we hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the use of our name under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC thereunder.

Very truly yours,

Skadden, Arps, Slate, Meagher & Flom LLP